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                                                                     EXHIBIT 1.2

                          "COMERICA -- 3RD AMENDMENT"
                                THIRD AMENDMENT
                          TO RESTATED CREDIT AGREEMENT

    This Third Amendment to Restated Credit Agreement and Note dated as of
May 17, 1999 by and among IPG HOLDINGS LP, a Delaware limited partnership ("Borrower"), INTERTAPE POLYMER GROUP INC., a Canadian corporation ("Guarantor") and COMERICA BANK, a Michigan banking corporation ("Bank").

    WHEREAS, Borrower, Guarantor and Bank entered into a Restated Revolving Credit Agreement dated as of May 8, 1998 (the "Original Agreement" and as amended by the First Amendment (defined below), and the Second Amendment (defined below), the "Agreement"), pursuant to which Borrower incurred certain indebtedness and obligations to Bank and issued to Bank a certain Eurodollar Revolving Note in the face amount of Fifty Million Dollars ($50,000,000) made by Borrower to Bank as of May 8, 1998 ("Note");

    WHEREAS, Borrower, Guarantor, and Bank entered into a First Amendment to Credit Agreement dated as of September 1, 1998 (the "First Amendment"), pursuant to which (i) a subfacility in favor of American Tape Co. was established under the Agreement, and (ii) amounts available under the Revolving Facility were limited, inter alia, by amounts outstanding under the ATC Note;

    WHEREAS, Borrower Guarantor, and Bank entered into a Second Amendment to Credit Agreement dated as of January 22, 1999 (the "Second Amendment"), pursuant to which a subfacility in favor of American Tape Co., Intertape Polymer Corp, and Anchor Continental, Inc. was established under the Agreement;

    WHEREAS, Borrower, Guarantor and Bank desire to amend certain provisions of the Agreement on the terms and conditions hereof;

    NOW, THEREFORE, it is agreed:

A.  DEFINITIONS

    1. Capitalized terms used herein and not defined to the contrary have the meanings given them in the Agreement.

B.  AMENDMENT TO AGREEMENT

    1. Section 7.1 of the Agreement is hereby amended by restating the definition of "ATC Note" to read, in its entirety, as follows:

           "'ATC Note' shall mean the Eurodollar Revolving Note made by American Tape Co., Intertape Polymer Corp.; Anchor Continental, Inc. and IPG (US) Inc., jointly and severally, to the order of Bank as of May 17, 1999 in the face amount of Ten Million Dollars ($10,000,000) and any extensions, renewals or replacements thereof or amendments thereto."

C.  REPRESENTATIONS

    Borrower hereby represents and warrants that:

    1. Execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Borrower's powers, have been duly authorized, are not in contravention of law or the terms of Borrower's Certificate of Limited Partnership or Agreement of Limited Partnership, and do not require the consent or approval of any governmental body, agency, or authority.

    2. This Amendment, and the Agreement as amended by this Amendment, and any other documents and instruments required under this Amendment or the Agreement, when issued and delivered under this Amendment or the Agreement, will be valid and binding in accordance with their terms.

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    3.  The continuing representations and warranties of Borrower set forth in
       Sections 3.1 through 3.3 and 3.5 through 3.10 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof.

    4.  The continuing representations and warranties of Company set forth in
       Section 3.4 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to Bank by Company in accordance with Section 5.16 of the Agreement.

    5. No Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, has occurred and is continuing as of the date hereof.

D.  MISCELLANEOUS

    1. This Amendment may be executed in counterparts and shall be deemed to become effective upon such execution and delivery hereof and upon delivery to Bank of each of the other documents listed on the checklist attached hereto as Exhibit "A", all in form and content satisfactory to Bank.

    2. Borrower acknowledges and agrees that, except as specifically amended hereby or in connection herewith, all of the terms and conditions of the Agreement and the other loan documents, remain in full force and effect in accordance with their original terms.

    3. Except as specifically set forth herein, nothing set forth in this Amendment shall constitute, or be interpreted or construed to constitute, a waiver of any right or remedy of Bank, or of any default or event of default whether now existing or hereafter arising.

    4. This Amendment, and the Agreement as amended hereby, shall be interpreted, construed and governed by the laws of the State of Michigan.

    WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK                                    IPG HOLDINGS LP
                                                 By: Intertape Polymer Inc.
                                                 Its: General Partner

By: /s/Darlene Persons                           By: /s/Andrew M. Archibald

Its: Vice President                              Its: Chief Financial Officer

INTERTAPE POLYMER GROUP INC.

By: /s/Andrew M. Archibald

Its: Chief Financial Officer

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